Teamshares Retires Legacy Credit Facility with Term Loan Maturing 4Q 2030

New York, NY – October 19, 2026 – Teamshares (Nasdaq:TMS, the “Company”), a tech-enabled acquiror of high-quality SMEs, announced it has repaid a $150 million legacy credit facility in full with a new $130 million, four-year term loan arranged by affiliates of Sound Point Capital (the “Term Loan”) and cash on hand.

The transaction is another step forward in the Company’s multi-stage financing strategy to improve capital access and cost in the public markets, enabling Teamshares to acquire great businesses from retiring owners at scale.

Teamshares’ strategic rationale for the refinancing includes:
•Addressing a near-term maturity with a new loan maturing in 4Q 2030
•Lowering interest through rate reduction, reduced principal, and planned amortization
•Retaining the ability to pursue additional debt financing to fund acquisition growth
•Preserving flexibility to refinance or repay the Term Loan at any time

The Term Loan carries a 9.5% floating-rate spread above SOFR, a 1.5% absolute or 14% relative improvement from the legacy facility. Annual interest expense is expected to decrease by approximately $5 million at current SOFR levels, before amortization or further refinancing of the Term Loan.

The Company has initiated early repayment of $17 million in existing mezzanine debt, expected to further reduce annual interest expense by $3 million.

Teamshares CEO Michael Brown said, “Going public has been a major catalyst for Teamshares: In the past 16 weeks, Teamshares has listed on the Nasdaq, signed LOIs towards our $40 million EBITDA acquisition plan for 2026, arranged funded acquisition financing with a recent preferred instrument, and removed a material short-term maturity. We now have the foundation to execute on our $100 million Pro Forma Adjusted EBITDA forecast for 2027 to grow cash flow and long-term shareholder value.”

Teamshares CFO Brian Gaebe said, “We prioritized speed and certainty of execution to address a near-term maturity while maintaining our ability to fund acquisitions with debt financing that is expected to result in an attractive blended cost of capital. With this financing completed, we can take a more deliberate approach to pursue a more comprehensive financing process that capitalizes on interest from institutional lenders. This private credit financing is ultimately a bridge to the lower spreads we believe we’ll earn from increased scale, cash flow, creditworthiness, and eventually access to the public debt markets.”

Goldman Sachs & Co. LLC is acting as exclusive capital markets advisor to Teamshares, and Mayer Brown LLP served as legal counsel to Teamshares in connection with the transaction. Holland & Knight LLP served as legal counsel to Sound Point Capital.

Additional information regarding the terms of the Term Loan will be available in Teamshares’ Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission, also available on the Company’s investor relations website at https://investors.teamshares.com/.

About Teamshares
Teamshares is a tech-enabled acquiror of high-quality businesses, intending to be a permanent home for businesses. Part holdco, part fintech, Teamshares programmatically acquires companies with $0.5 to $5 million of EBITDA from retiring owners, integrates them with the Teamshares platform, and helps employees earn operating company stock. Founded in 2019, Teamshares operates subsidiaries with consolidated revenue of over $500 million for the trailing twelve month period as of June 30, 2026 across over 40 industries and 30 states. For more information, visit https://investors.teamshares.com/.

Forward Looking Statements
This press release contains forward-looking statements. All statements other than statements of historical facts contained in this press release are forward-looking statements. In some cases, forward-looking statements can be identified by terms such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "predicts," "projects," "seeks," "future," "outlook," "prospects," "will," "would," "should," "could," "may," "can have" or similar words. These statements are not guarantees of future events or performance, and you should not unduly rely on them as they involve certain risks, uncertainties and assumptions that are difficult to predict and that could cause actual results to differ materially from those contemplated by the forward-looking statements. These risks include, but are not limited to, the following: our ability to realize the expected benefits from the Company’s recent business combination; our ability to maintain the listing of our common stock on Nasdaq; our ability to consummate any current potential financing transactions and our ability to raise financing in the future and to comply with restrictive covenants related to long-term indebtedness; our limited operating history; our ability to manage growth effectively; our ability to successfully acquire, integrate and grow SMEs and implement our tech-enabled employee ownership platform; our ability to continue as a going concern; our ability to refinance or extend certain of our existing credit facilities; costs and resources of operating as a public company; unfavorable or no analyst research or reports; and those risks and factors described under the caption "Risk Factors" in the Company's registration statement on Form S-4, Quarterly Report on Form 10-Q and other subsequent filings made with the Securities and Exchange Commission (“SEC”). Forward-looking statements speak only as of the date of this press release, and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events or otherwise.

Contacts
Investor Relations Contact: investors@teamshares.com
Press Contact: press@teamshares.com